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                                                                    Exhibit 10.1



                                                                Jeffrey M. Ruben
                                                    Executive Vice President and
                                                                 General Counsel


December 1, 2002


Douglas R. Sayer, President
Lanard & Axilbund, Inc.
d/b/a Colliers L&A
399 Market Street
Philadelphia, PA  19106

RE:    EXCLUSIVE REPRESENTATION AGREEMENT
       Premises:

       Prospect:  American Business Financial Services, Inc.

Dear Mr. Sayer:

Lanard & Axilbund, Inc., d/b/a Colliers L&A ("CL&A") is hereby appointed as a broker of the undersigned (hereinafter referred to as "Prospect") and granted an exclusive right to obtain a lease to or purchase of premises on Prospect's behalf commencing on the date of this instrument.

You will enlist the best efforts of your firm to secure a location satisfactory to Prospect, and if you deem it necessary, you will also solicit the cooperation of other real estate brokers. We will refer inquiries and offerings received by us either from principals, brokers, agents or others to you, and negotiations on our behalf shall be conducted by you and under or direction subject to our final approval.

You will make every effort to acquire the complete details on all contemplated or presently available locations and carefully select and present to Prospect, at a time convenient to Prospect, those which, in your opinion, are the most suitable for our occupancy. In connection with this search, you will assist in the analysis of Prospect's space requirements, identify buildings and sites which present satisfactory solutions to its space problems and analyze all reasonable options. If and when Prospect decides on a location, you will negotiate the terms of the purchase or lease on Prospect's behalf and in its interest, taking advantage of your knowledge of real estate values and rentals and terms of the numerous sales and leases previously negotiated by your firm.

Unless otherwise agreed to by Prospect in writing, you will look only to the Landlord or Seller, as the situation may be for, for your commission or fee and the Prospect will not accept a lease or sale unless it provides for your receipt of the brokers commission set forth below, for the space being leased or sold.


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Douglas R. Sayer, President
Lanard & Axilbund, Inc.
d/b/a Colliers L&A
December 1, 2000
Page 2




It is understood that Prospect shall bear out-of-pocket costs and disbursements in connection with this assignment, such as advertising, long distance telephone, travel, meals and entertainment, etc. Provided, however, CL&A will obtain the approval of Prospect prior to incurring any out-of-pocket expenses in excess of $500.00

CL&A, in consideration for its services, shall be paid a brokerage commission from the Landlord or Seller at market rates paid to first class brokers in the trading area as follows: (a) in the case of a sale, at the time of settlement,
(b) in the case of a lease as rent is received for all periods occupancy and expansions and should we later purchase the premises.

For a period of twelve (12) months subsequent to the termination of this agreement, we shall continue to recognize you as our exclusive broker accordance with the terms hereof, with respect to any prospective locations which you have submitted to us during the terms of this agreement.

Very truly yours,

By: /s/ Jeffrey M. Ruben

Date: 12/22/00

AGREED TO:
LANARD & AXILBUND, INC.


d/b/a Colliers L&A

By:  /s/ Douglas Sayer, President


Date:  12/26/00